UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2005

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

ITEM 2.02 Results of Operations and Financial Condition

On April 21, 2005 registrant issued a press release entitled “Halliburton Announces First Quarter Results.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER RESULTS
72 cents earnings per share
Results include 14 cents per share gain on sale of Subsea 7, Inc.

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that first quarter of 2005 income from continuing operations was $367 million or $0.72 per diluted share. Income from continuing operations was $76 million or $0.17 per diluted share in the first quarter of 2004.

Net income for the quarter was $365 million or $0.72 per diluted share and included a loss from discontinued operations, net of tax, of $2 million.

Consolidated revenue was $4.9 billion in the first quarter of 2005, down 11% from the first quarter of 2004. This decrease was largely attributable to lower activity on government services projects in the Middle East and the winding down of lump-sum offshore engineering, procurement, installation, and commissioning contracts. This was partially offset by a 20% revenue increase in the Energy Services Group (ESG).

Consolidated operating income was $586 million in the first quarter of 2005 compared to $175 million in the first quarter of 2004. Impacting first quarter of 2005 operating income was a previously announced $110 million gain on the sale of a 50% interest in Subsea 7, Inc. Results from the first quarter of 2004 included a $97 million loss on the Barracuda-Caratinga project and a $13 million gain related to the Anglo-Dutch lawsuit.

“We are pleased with our first quarter performance, both for ESG and KBR,” said Dave Lesar, chairman, president, and chief executive officer of Halliburton. “ESG’s record performance benefited from increased oilfield activity and price increases we implemented during 2004. KBR’s restructuring efforts have resulted in a more efficient operation, which is evidenced by the profitable results we have posted this quarter. In addition, KBR continues to make progress on resolving issues with our customer related to our work in Iraq, resulting in a settlement of the Dining Facilities matters.”

2005 First Quarter Segment Results

Energy Services Group

ESG posted first quarter of 2005 revenue of $2.2 billion, a $368 million or 20% increase over the first quarter of 2004, and operating income of $513 million, up $299 million or 140% from the same period in the prior year.

Production Optimization operating income for the first quarter of 2005 was $291 million, an increase of $209 million over the first quarter of 2004. First quarter of 2005 results included a gain of $110 million on the sale of the company’s equity interest in the Subsea 7, Inc. joint venture. Excluding the Subsea 7, Inc. gain, Production Optimization quarterly operating income increased 121% year-over-year. Production enhancement services operating income increased 76% in the first quarter of 2005, primarily on increased demand for well stimulation services, especially in natural gas applications in the United States, higher equipment utilization, and improved pricing in North America. Completion tools operating income increased 93% in the first quarter of 2005 compared to the first quarter of 2004. Improvements were made in each of the four geographical regions as a result of increased well completion, sand control, and reservoir performance activities. First quarter of 2004 results included an operating loss of $17 million for Subsea 7, Inc.

Fluid Systems operating income for the first quarter of 2005 was $113 million, a $53 million or 88% increase over the first quarter of 2004. Cementing services operating income increased 60% due to higher drilling activity worldwide and improved pricing and asset utilization in North America. Baroid Fluids Services operating income increased 230% on higher margins in Africa and Asia Pacific and increases in both price and volume in the Gulf of Mexico. Baroid Fluids Services results from the Gulf of Mexico also benefited from cost efficiencies realized from the restructuring efforts initiated last year.

Drilling and Formation Evaluation operating income of $80 million was up $37 million or 86% over the prior year first quarter. Sperry Drilling Services operating income increased 71%, benefiting from increased U.S. activity, improved pricing, deepwater contracts in Brazil that utilize GeoPilot® and GeoTap® technologies, and $9 million in lower depreciation expense due to the extension of the useful life of drilling tools beginning in the second quarter of 2004. Logging services operating income increased 65% due to improved activity and pricing in North America. In addition, logging services operating income improved in the Middle East/Asia region. Drill bits operating income improved 300% primarily due to strong fixed cutter bit sales in North America.

Digital and Consulting Solutions operating income was flat compared to the prior year period. Operating income for Landmark Graphics increased 33% in the first quarter of 2005 compared to the first quarter of 2004 mainly driven by sales of the company's real-time drilling applications as well as increased revenue from data bank projects.

KBR

KBR revenue for the first quarter of 2005 was $2.8 billion, a 26% decrease compared to the first quarter of 2004. Operating income for the first quarter of 2005 was $105 million compared to an operating loss of $15 million in the first quarter of 2004.

Government and Infrastructure (G&I) operating income for the first quarter of 2005 was $53 million compared to $62 million in the first quarter of 2004, a 15% decrease. Most of this decrease was attributable to the completion of the RIO contract. Operating income in the first quarter of 2005 was positively affected by a settlement with KBR’s customer for its Iraq-related work under the LogCAP III contract.

Energy and Chemicals (E&C) operating income totaled $52 million in the first quarter of 2005 compared to a $77 million loss in the first quarter of 2004, which included a $97 million loss on the Barracuda-Caratinga project. The first quarter of 2005 results were positively impacted by stronger results on many projects, including offshore engineering and management projects in the Caspian and Angola and offshore production services projects in the United Kingdom.

KBR’s backlog at March 31, 2005 was $9.4 billion, up approximately $1.0 billion from December 31, 2004, primarily due to a recent LNG award. Of the total backlog, $4.8 billion is for G&I projects, and $4.6 billion is for E&C projects.

Halliburton’s Iraq-related work contributed approximately $1.5 billion in revenue in the first quarter of 2005 and $38 million of operating income, or a 2.6% margin.

Technology and Significant Achievements

Halliburton had a number of advances in technology and new contract awards.

Energy Services Group new technologies:

•
Halliburton's Sperry Drilling Services continues to lead the industry with its GeoTap® while-drilling formation pressure tester, an integral part of its Stellar® formation evaluation suite. The GeoTap formation pressure tester allows drilling engineers, reservoir engineers, and petrophysicists to acquire fast and accurate pressure measurements to make timely decisions. The 6¾-inch GeoTap logging-while-drilling sensor was the first commercially available pad/probe while-drilling formation pressure tester for 8½-inch to 10 5/8-inch hole sizes. In addition, the 8-inch GeoTap sensor has now successfully performed pressure tests in 12 ¼-inch hole sizes in Norway, the Gulf of Mexico, the Caspian, and offshore Brazil.

•
Halliburton’s Sperry Drilling Services successfully completed its field trials of its third-generation Geo-Pilot® 5200 Series system and is now providing commercial services to its customers. With the addition of the 5200 Series system to the FullDrift® drilling suite, Sperry offers a slim hole point-the-bit rotary steerable solution capable of significantly extending horizontal production sections and reaching small targets from existing structures.

•
Halliburton’s Digital and Consulting Solutions group has acquired the smartSECTION® geologic software business from A2D Technologies, a TGS-NOPEC Company. SmartSECTION software provides the industry's leading raster image cross-section application and pioneered the use of depth-calibrated well log images for a faster, more affordable approach to high volume well log correlation and geologic interpretation.

•
Halliburton's Landmark Graphics achieved global certification for the third consecutive year under the prestigious Support Center Practices (SCP) program that establishes the service quality benchmark for all information technology service support centers and help desks. SCP certification is an internationally recognized standard that defines best practices for delivering world-class technology support.

KBR new contract awards:

•
KBR and joint venture partners Snamprogetti of Italy and JGC of Japan have been awarded a $1.7 billion engineering, procurement, and construction (EPC) contract for the Chevron Nigeria Ltd./Nigeria National Petroleum Corporation gas to liquids (GTL) facility. The facility is located approximately 100 kilometers southeast of Lagos in Escravos, Nigeria. This award marks KBR’s first GTL EPC contract. The Escravos GTL facility will provide environmental benefits by converting natural gas to ultra clean GTL diesel. The facility will produce 34,000 barrels per day of GTL diesel, naphtha, and liquefied petroleum gas for export.

•
KBR, along with joint venture partners JGC of Japan and PT Pertafenikki Engineering of Indonesia, has been awarded a $1.8 billion engineering, procurement, and construction contract for the Tangguh LNG Project of BP and partners in Indonesia. The scope of the project includes the construction of a two-train LNG processing plant and associated support facilities. Each train will have a capacity of 3.8 million tonnes per annum (MTPA). The project is expected to begin producing LNG in 2008.

•
KBR has been appointed by the United Kingdom Ministry of Defence (MoD) to be the preferred Physical Integrator for the Future Aircraft Carrier Programme, under which two new aircraft carriers are to be delivered to the MoD with target in-service dates of 2012 and 2015. As preferred Physical Integrator, KBR will be responsible for developing and proposing the optimum build strategy for approval by the alliance participants, creating and maintaining the program master schedule, providing support to the MoD, and negotiating the alliance contracts.

•
KBR is one of four contractors awarded a United States Navy Multiple Award Construction Contract (MACC) by the Southern Division Naval Facilities Engineering Command to repair northwest Florida Navy facilities damaged by Hurricane Ivan. KBR was also selected as the contractor for the initial task order on this project. Under the MACC, KBR and the three other contractors will compete for each task order on an individual basis, with the anticipated value of each task order ranging from $3 million to $15 million. The initial task order awarded to KBR is valued at approximately $3 million and covers work that will be carried out at the Naval Air Station in Pensacola, Florida.

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and KBR. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: legal risks, including the risks of audits and investigations of the company by domestic and foreign government agencies and legislative bodies and potential adverse proceedings and findings by such agencies, a delay in the receipt of additional agreed payments from insurers arising from asbestos and silica claims, the risks of judgments against the company and its subsidiaries in litigation and proceedings, including shareholder lawsuits, securities laws inquiries, contract disputes, patent infringements and environmental matters, legislation, changes in government regulations, and adverse reaction to scrutiny involving the company; political risks, including the risks of unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; liquidity risks, including the risks of potential reductions in debt ratings, access to credit, availability and costs of financing, and ability to raise capital; weather-related risks; customer risks, including the risks of changes in capital spending and claims negotiations; industry risks, including the risks of changes that affect the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, risks of fixed-fee projects, and risks of complex business arrangements; systems risks, including the risks of successful development and installation of financial systems; and personnel and merger/reorganization/disposition risks, including the risks of increased competition for employees, successful integration of acquired businesses, effective restructuring efforts, and successful completion of planned dispositions. Please see Halliburton's Form 10-K for the year ended December 31, 2004 for a more complete discussion of such risk factors.

 HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	March 31		December 31
	2005	2004	2004
Revenue:
Production Optimization	$900	$708	$912
Fluid Systems	631	535	617
Drilling and Formation Evaluation	489	444	465
Digital and Consulting Solutions	164	129	176
Total Energy Services Group	2,184	1,816	2,170
Government and Infrastructure	2,091	2,868	2,295
Energy and Chemicals	663	835	736
Total KBR	2,754	3,703	3,031
Total revenue	$4,938	$5,519	$5,201
Operating income (loss):
Production Optimization	$291	$82	$208
Fluid Systems	113	60	98
Drilling and Formation Evaluation	80	43	61
Digital and Consulting Solutions	29	29	-
Total Energy Services Group	513	214	367
Government and Infrastructure	53	62	9
Energy and Chemicals	52	(77)	(9)
Total KBR	105	(15)	-
General corporate	(32)	(24)	(21)
Total operating income	586	175	346
Interest expense	(52)	(56)	(69)
Interest income	12	10	14
Foreign currency, net	-	(3)	6
Other, net	(2)	5	-
Income from continuing operations before income taxes
and minority interest	544	131	297
Provision for income taxes	(169)	(49)	(110)
Minority interest in net income of subsidiaries	(8)	(6)	(6)
Income from continuing operations	367	76	181
Loss from discontinued operations, net	(2)	(141)	(384)
Net income (loss)	$365	$(65)	$(203)
Basic income (loss) per share:
Income from continuing operations	$0.73	$0.17	$0.41
Loss from discontinued operations, net	-	(0.32)	(0.88)
Net income (loss)	$0.73	$(0.15)	$(0.47)
Diluted income (loss) per share:
Income from continuing operations	$0.72	$0.17	$0.40
Loss from discontinued operations, net	-	(0.32)	(0.86)
Net income (loss)	$0.72	$(0.15)	$(0.46)
Basic weighted average common shares outstanding	501	436	439
Diluted weighted average common shares outstanding	510	440	444

See Footnote Table 1 for a list of significant items included in operating income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and marketable securities	$1,812	$2,808
Receivables, net	4,778	4,685
Insurance for asbestos- and silica-related liabilities	96	1,066
Inventories, net	880	791
Other current assets	642	680
Total current assets	8,208	10,030

Property, plant, and equipment, net	2,556	2,553
Insurance for asbestos- and silica-related liabilities	297	350
Other assets	2,745	2,931
Total assets	$13,806	$15,864

Liabilities and Shareholders’ Equity
Current liabilities:
Asbestos- and silica-related liabilities	$-	$2,408
Accounts payable	2,357	2,339
Current maturities of long-term debt	862	347
Other current liabilities	1,960	2,038
Total current liabilities	5,179	7,132

Long-term debt	3,109	3,593
Asbestos- and silica-related liabilities	-	37
Other liabilities	1,066	1,062
Total liabilities	9,354	11,824
Minority interest in consolidated subsidiaries	114	108
Shareholders’ equity	4,338	3,932
Total liabilities and shareholders’ equity	$13,806	$15,864

HALLIBURTON COMPANY
Selected Cash Flow Information
(Millions of dollars)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31		December 31
	2005	2004	2004

Capital expenditures:
Energy Services Group	$131	$103	$142
KBR	11	27	11
Total capital expenditures	$142	$130	$153

Depreciation, depletion, and amortization:
Energy Services Group	$110	$119	$121
KBR	15	13	14
Total depreciation, depletion, and amortization	$125	$132	$135

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Geographic Region - Energy Services Group Only
(Millions of dollars)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31		December 31
	2005	2004	2004
Revenue:
North America	$1,059	$814	$980
Latin America	314	229	301
Europe/Africa	410	372	454
Middle East/Asia	401	401	435
Total revenue	$2,184	$1,816	$2,170

Operating income:
North America	$353	$118	$224
Latin America	46	30	12
Europe/Africa	67	19	62
Middle East/Asia	47	47	69
Total operating income	$513	$214	$367

See Footnote Table 2 for a list of significant items included in operating income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items included in Operating Income by Operating Segment
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2005		March 31, 2004		December 31, 2004
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Production Optimization:
Subsea 7, Inc. gain
on sale (a)	$110	$0.14	$-	$-	$-	$-
Surface well testing
gain on sale	-	-	-	-	14	0.02
Digital and Consulting
Solutions:
Integrated solutions
projects in Mexico	(8)	(0.01)	-	-	(33)	(0.05)
Intellectual property
settlement	-	-	-	-	(11)	(0.01)
Anglo-Dutch lawsuit	-	-	13	0.02	-	-
Government and
Infrastructure:
Restructuring charge	(1)	-	-	-	(8)	(0.01)
Energy and Chemicals:
Restructuring charge	(1)	-	-	-	(14)	(0.02)
Barracuda-Caratinga
project loss	-	-	(97)	(0.14)	-	-

(a)	The three months ended March 31, 2004 included a $17 million equity loss, and the three months ended December 31, 2004 included $9 million in equity income contributed from Subsea 7, Inc.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items included in Operating Income
By Geographic Region - Energy Services Group Only
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	March 31, 2005		March 31, 2004		December 31, 2004
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
North America:
Subsea 7, Inc. gain
on sale	$107	$0.14	$-	$-	$-	$-
Surface well testing
gain on sale	-	-	-	-	3	-
Anglo-Dutch lawsuit	-	-	13	0.02	-	-
Latin America:
Integrated solutions
projects in Mexico	(8)	(0.01)	-	-	(33)	(0.05)
Europe/Africa:
Subsea 7, Inc. gain
on sale	3	-	-	-	-	-
Surface well testing
gain on sale	-	-	-	-	4	0.01
Intellectual property
settlement	-	-	-	-	(11)	(0.01)
Middle East/Asia:
Surface well testing
gain on sale	-	-	-	-	7	0.01

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of As Reported Segment Results to Adjusted Segment Results
Energy Services Group Only
(Millions of dollars except operating margin percentage)
(Unaudited)

			Drilling and	Digital and	Total Energy
	Production	Fluid	Formation	Consulting	Services
	Optimization	Systems	Evaluation	Solutions	Group
Three Months Ended
March 31, 2005

Revenue	$900	$631	$489	$164	$2,184
As reported operating income	$291	$113	$80	$29	$513
Subsea 7, Inc. gain on
sale (a)	(110)	-	-	-	(110)
Adjusted operating income	$181	$113	$80	$29	$403

As reported operating margin (b)	32.3%	17.9%	16.4%	17.7%	23.5%
Adjusted operating margin (b)	20.1%	17.9%	16.4%	17.7%	18.5%

Three Months Ended
December 31, 2004

Revenue	$912	$617	$465	$176	$2,170
As reported operating income	$208	$98	$61	$-	$367
Surface well testing gain on
sale (a)	(14)	-	-	-	(14)
Adjusted operating income	$194	$98	$61	$-	$353

As reported operating margin (b)	22.8%	15.9%	13.1%	NM	16.9%
Adjusted operating margin (b)	21.3%	15.9%	13.1%	NM	16.3%

Three Months Ended
March 31, 2004

As reported operating income (c)	$82	$60	$43	$29	$214

NM - Not Meaningful

(a)
The Company is reporting strong operating income from the Energy Services Group, particularly the Production Optimization segment. Management believes it is important to point out to investors that a portion of operating income and operating margin growth is attributable to the gain on the sale of the equity interest in the Subsea 7, Inc. joint venture in the first quarter of 2005 and the gain on the sale of surface well testing operations in the fourth quarter of 2004, because investors have indicated to management their desire to understand the current drivers and future trends of the operating margins. The adjustment removes the effect of the gain on the sale of the 50% interest in Subsea 7, Inc. and the gain on the sale of surface well testing operations.

(b)	As reported operating margin is calculated as: “As reported operating income” divided by “Revenue.” Adjusted operating margin is calculated as: “Adjusted operating income” divided by “Revenue.”
(c)	No reconciling items were noted for this quarter.

###

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: April 22, 2005	By:	/s/ Margaret E. Carriere
Margaret E. Carriere
Vice President and Secretary